Exhibit 4.5

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE STOCK

Corporation:	OpenTable, Inc., a Delaware corporation
Number of Shares:	1,108,638
Class of Stock:	Series A Preferred Stock
Initial Exercise Price:	$0.08118067 per share.
Issue Date:	June 6, 2003
Expiration Date:	June 6, 2010 (Subject to Section 4.1)

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, COMERICA BANK - CALIFORNIA or its assignee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the Class of Stock (the “Shares”) of the corporation (the “Company”) at the Initial Exercise Price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1

EXERCISE

1.1                             Method of Exercise.  Holder may exercise this Warrant, in whole or in part, by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company.  Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2                             Conversion Right.  In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share.  The fair market value of the Shares shall be determined pursuant to Section 1.3.  No fractional shares shall be issuable upon exercise of the Conversion Right provided herein and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay the Holder an amount in cash equal to the fair market value of the resulting fractional share.

1.3                             Fair Market Value.  If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company.  If the Shares are not

regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.4                             Delivery of Certificate and New Warrant.  Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired; provided however, at such time as the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if requested by the Holder of this Warrant, the Company shall cause its transfer agent to deliver the certificate representing the Shares issued upon exercise of this Warrant to a broker or other person (as directed by the Holder) after exercising of this Warrant.  The person or persons in whose name(s) any certificate(s) representing the Shares issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of the Shares represented thereby (and such Share shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised.

1.5                             Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new Warrant of like tenor.

1.6                             Stock Fully Paid; Reservation of Shares.  All Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be fully paid and nonassessable, and free from all preemptive rights and taxes, liens and charges with respect to the issue thereof During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Series A Preferred Stock (the “Series Preferred”) to provide for the exercise of the rights represented by this Warrant and a sufficient number of shares of its common stock (the “Common Stock”) to provide for the conversion of the Series Preferred into Common Stock.

1.7                             Repurchase on Sale, Merger, or Consolidation of the Company.

1.7.1                     “Acquisition.”  For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.7.2                     Assumption of Warrant.  If upon the closing of any Acquisition the successor entity assumes the obligations of this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing.  The Warrant Price shall be adjusted accordingly.  The Company shall use reasonable efforts to cause the surviving corporation to assume the obligations of this Warrant.

1.7.3                     Nonassumption.  If upon the closing of any Acquisition the successor entity does not assume the obligations of this warrant and Holder has not otherwise exercised this Warrant in full, then Holder shall have the option to deem this Warrant to have been automatically converted pursuant to Section 1.2 and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1                             Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2                             Reclassification, Exchange or Substitution.  Upon any reclassification, combination, consolidation, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, combination, consolidation, exchange, substitution, or other event.  Such an event shall include any conversion of all outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation.  The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property.  The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant.  The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3                             Adjustments for Combinations, Etc.  If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.  If the outstanding Shares are subdivided or increased by dividend or other distribution, by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased.

2.4                             Adjustments for Diluting Issuances.  The conversion price of the Shares issuable upon exercise of this Warrant shall be subject to adjustment, from time to time, in the manner set forth in and in accordance with the Company’s Certificate of Incorporation (as amended from time to time in accordance herewith (the “Charter”)) provided, however, that notwithstanding anything to the contrary in the foregoing, under no circumstances shall the aggregate Warrant Price payable by the Holder upon exercise of the warrant increase as a result of any adjustment arising from any such adjustments.  Such antidilution rights shall not be restated, amended, modified or waived in any manner that is adverse to the Holder hereof without such Holder’s prior written consent, except such waivers or amendments of such rights approved by, and solely to the extent generally applicable to all, the holders of the Series Preferred.  The Company shall promptly provide the Holder with any restatement or amendment of the Charter promptly after the same has been made.

2.5                             No Impairment.  Except as provided by applicable law and amendment provisions of investors’ rights agreements between the Company’s investors and the Company that do not adversely affect Holder’s interests in relation to such investors, the Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

2.6                             Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based.  The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.7                             No Stockholder Rights.  Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and, except as otherwise provided in this Warrant, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1                             Representations and Warranties.  The Company hereby represents and warrants to the Holder as follows:

(a)                                  This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies.

(b)                                  The Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free from preemptive rights.

(c)                                  The rights, preferences, privileges and restrictions granted to or imposed upon the Series Preferred and the holders thereof are as set forth in the Charter, and on the Issue Date, each share of the Series Preferred represented by this Warrant is convertible into one share of Common Stock.

(d)                                  The shares of Common Stock issuable upon conversion of the Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the teints of the Charter will be validly issued, fully paid and nonassessable.

(e)                                  The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Charter or by-laws and, to the Company’s knowledge, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any Federal, state or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby.

(f)                                    The initial Warrant Price referenced on the first page of this Warrant is not greater than the fair market value of the Shares as of the date of this Warrant.

(g)                                 All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(h)                                 No other series of the Company’s preferred stock is outstanding as of the Issue Date other than Series A Preferred.

3.2                             Notice of Certain Events.  If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).

3.3                             Information Rights.  So long as the Holder holds this Warrant and/or any of the Shares, the Company shall promptly deliver to the Holder copies of all communiqués delivered to the shareholders of the Company.

3.4                             Registration Under Securities Act of 1933, as amended.  The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be subject to the registration rights set forth on Exhibit A, if attached.

ARTICLE 4

MISCELLANEOUS

4.1                             Term: Notice of Expiration.  This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company completes its initial public offering within the three-year period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the third anniversary of the effective date of the Company’s initial public offering.  If this Warrant has not been exercised prior to the Expiration Date, this Warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” conversion pursuant to Section 1.2.

4.2                             Legends.  This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

4.3                             Compliance with Securities Laws on Transfer.  This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company).  The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or, if a transfer is to be made pursuant to Rule 144, there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

4.4                             Transfer Procedure.  Subject to the provisions of Section 4.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may transfer all or part of this Warrant to its affiliates, including, without limitation, Comerica Incorporated, at any time without notice to the Company, and such affiliate shall then be entitled to all the rights of Holder under this Warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this Warrant is issued in the name of the affiliate that exercises the Warrant.  The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns.  Unless the Company is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934, the Company shall have the right to refuse to transfer any portion of this Warrant to any person who directly competes with the Company.

4.5                             Notices.  All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.  All notices to the Holder shall be addressed as follows:

Comerica Bank – California
Attn: Warrant Administrator
Technology and Life Sciences Division
P.O. Box 7279
San Francisco, CA 94120-7279

With a copy to

Comerica Bank-California
Attn: Warrant Administrator
Technology and Life Sciences Division
5 Palo Alto Square, Suite 800
3000 El Camino Real
Palo Alto, CA 94306

4.6                             Amendments.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7                             Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Wan-ant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8                             Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

OPENTABLE, INC.

By:	/s/ Thomas Layton

Name:	Thomas Layton

Title:	CEO

By:	/s/ Lynda M. Kim

Name:	Lynda M. Kim

Title:	VP Finance

Authorized signatories under Corporate Resolutions to Borrow or an authorized signer(s) under a resolution covering Warrants must sign the Warrant.

APPENDIX 1

NOTICE OF EXERCISE

1.                                     The undersigned hereby elects to purchase                                        shares of the                              stock of OpenTable, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

1.                                     The undersigned hereby elects to convert the attached Warrant into shares in the manner specified in the Warrant.  This conversion is exercised with respect to                                of the shares covered by the Warrant.

[Strike paragraph that does not apply.]

2.                                     Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Comerica Bank – California

Attn:  Warrant Administrator

Technology and Life Sciences Division

P.O. Box 7279

San Francisco, CA 94120-7279

3.                                     The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

COMERICA BANK – CALIFORNIA or
Registered Assignee

(Signature)

(Date)

EXHIBIT A

REGISTRATION RIGHTS

The Holder shall become a party to the Series A Investors’ Rights Agreement, dated February 7, 2003 (the “Agreement”), by executing an admission agreement, dated as of the date of this Warrant, in form and substance acceptable to Holder in its sole and absolute discretion, and the Shares shall be “Registrable Securities” under the Agreement and the Holder shall be deemed a “Holder” under the Agreement.

The Company agrees that any amendment that adversely affects the Holder’s registration rights under the Agreement in a different manner than other holders of registration rights shall require the prior written consent of the Holder.